As filed with the Securities and Exchange Commission on December 19, 2006
                            Registration Number: 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                             GS CARBON CORPORATION
                             ---------------------
               (Exact name of Registrant as specified in Charter)

   Delaware                                                      20-5996486
---------------------                                       --------------------
(State of Incorporation)                           (I.R.S. Employer I.D. Number)

                 One Penn Plaza, Suite 1612, New York, NY 10119
                 ----------------------------------------------
                    (Address of Principal Executive Offices)

                           2006 EQUITY INCENTIVE PLAN
                           --------------------------
                              (Full Title of Plan)

                                 Kevin Kreisler
                              GS Carbon Corporation
                           One Penn Plaza, Suite 1612
                               New York, NY 10119
                                 (212) 994-5374
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:
                               ROBERT BRANTL, ESQ.
                                52 Mulligan Lane
                               Irvington, NY 10533
                                 (914) 683-3026

                         CALCULATION OF REGISTRATION FEE

     Title of                               Proposed Maximum       Proposed Maximum
     Securities          Amount to               Offering               Aggregate       Amount of
     to be Registered    be Registered(1)   Price per Share (2)    Offering Price (2)   Registration Fee
---------------------------------------------------------------------------------------------------------
     Common Stock,       4,000,000 shares          $0.131              $524,000                $56.07
     $.001 par value
---------------------------------------------------------------------------------------------------------

(1) This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2) The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 4,000,000 shares by $0.131 the closing price for the Common Stock reported on the OTC Bulletin Board as of December 14, 2006.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

     GS  Carbon   Corporation   (formerly  known  as   "DirectView,   Inc.")  is
incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

     (a) GS Carbon's Annual Report on Form 10-KSB for the year ended December 31, 2005;

     (b) GS Carbon's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006;

     (c) GS Carbon's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006;

     (d) GS Carbon's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006;

     (e)  GS Carbon's Current Report on Form 8-K dated October 9, 2006;

     (f)  GS Carbon's Current Report on Form 8-K dated November 27, 2006; and

     (g)  the   description  of  GS  Carbon's  Common  Stock  contained  in  the
          Registration Statement on Form 8-A filed on December 7, 2006 (File No. 000-52356).

     GS Carbon is also incorporating by reference all documents hereafter filed by GS Carbon pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Robert Brantl, Esq., counsel to GS Carbon, has passed upon the validity of the shares registered pursuant to this Registration Statement. Mr. Brantl holds no interest in the securities of GS Carbon Corporation.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

Our certificate of incorporation provides that members of our board of directors are protected against personal liability to the fullest extent permitted by Delaware corporate law. Delaware corporate law permits a Delaware corporation to eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty, except for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, improper payment of dividends, or transactions in which the director derived an improper personal benefit.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     4.1  2006 Equity Incentive Plan

     5    Opinion of Robert Brantl, Esq.

     23.1 Consent of Sherb & Co., LLP

     23.2 Consent of Robert Brantl,  Esq. is contained in his opinion,  filed as
          Exhibit 5.

Item 9. Undertakings.

     GS Carbon Corporation hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of GS Carbon pursuant to the provisions of the Delaware General Corporation Law or otherwise, GS Carbon has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by GS Carbon of expenses incurred or paid by a director, officer or controlling person of GS Carbon in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, GS Carbon will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

REOFFER PROSPECTUS

                              GS CARBON CORPORATION

                        4,000,000 Shares of Common Stock

     The shares are being offered by persons who are officers, directors or otherwise control persons of GS Carbon Corporation. They acquired the shares from GS Carbon, either as the recipients of grants of stock or by exercising stock options issued to them by GS Carbon.

     The selling shareholders intend to sell the shares into the public market from time to time. The shareholders will negotiate with the market makers for GS Carbon common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.

     GS Carbon common stock is listed for trading on the OTC Bulletin Board under the trading symbol "GSCR.OB."

     Purchase of GS Carbon common stock involves substantial risk. Please see "Risk Factors," which begins on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              GS Carbon Corporation
                           One Penn Plaza, Suite 1612
                               New York, NY 10119
                                  212-994-5374


                The date of this prospectus is December 19, 2006

                                TABLE OF CONTENTS

RISK FACTORS.................................................................-2-

SELLING SHAREHOLDERS.........................................................-5-

OTHER AVAILABLE INFORMATION..................................................-5-

INDEMNIFICATION..............................................................-6-

                                  RISK FACTORS

You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Our liabilities are far greater than our assets. Our creditors could force us to liquidate our assets.

At September 30, 2006, we had total assets of $83,198 and total current liabilities of $5,017,032. In addition, we lack revenue sufficient to meet our debt obligations. Our business is able to continue in existence only because our creditors are not taking action to force us to pay our debts. If one or more of our creditors became unwilling to tolerate our inability to pay our debts, and took legal action to collect its receivable or note, we could be forced to liquidate some or all of our assets, which would have a negative effect on our financial results.

None of our majority-owned businesses have generated revenue. So their ultimate value as businesses is speculative.

The entities in which we own a majority stake are development stage enterprises engaged exclusively in research and development. We will not know if their research and development efforts will result in commercially viable technologies until after they bring products or services to the market. Therefore, it is possible that some or all of our majority-owned subsidiaries will fail to development a sustainable business and will fail.

The technology that our subsidiaries are developing could be eclipsed by superior technologies.

There are many enterprises and institutions engaged in developing "green" technologies of the sort that our subsidiaries are focused on. Some of the most talented chemists, physicists and engineers in the world are devoting their professional lives to the project of introducing green technologies. There is a significant risk, therefore, that the technologies that result from the research and development efforts of our subsidiaries could be inferior to competitive technologies, or that they could be eclipsed by advanced technologies before we are able to develop a profitable business on the basis of our technologies. Either of those situations would be likely to result in the failure of one or more of our subsidiaries.

We do not exercise control over our subsidiaries that produce revenue. So we will be unable to prevent management conduct that is detrimental to the success of those enterprises.

Two of our subsidiaries are currently producing revenue. However we own only 10% of the outstanding stock in those companies. Therefore we exercise no control over their operations. Poor decisions by management of those companies could have a negative effect on their business - and on the value of our investment. We will have very little opportunity or ability to control the future of those businesses.

The conversion of our convertible debentures could cause the market price of our common stock to fall, and may have dilutive and other effects on our existing stockholders.

There are currently outstanding convertible debentures in a principal amount in excess of $1.7 million. The conversion of those debentures could result in the issuance of hundreds of millions of our common shares, depending on the market price at the time of conversion. Such issuances would reduce the percentage of ownership of our existing common stockholders and could, among other things, depress the price of our common stock. This result could detrimentally affect our ability to raise additional equity capital. In addition, the sale of these additional shares of common stock may cause the market price of our stock to decrease.


Our operations will suffer if we are unable to manage our rapid growth.

We are currently experiencing a period of rapid growth through internal expansion and strategic acquisitions. This growth has placed, and could continue to place, a significant strain on our management, personnel and other resources. Our ability to grow will require us to effectively manage our collaborative arrangements and to continue to improve our operational, management, and financial systems and controls, and to successfully train, motivate and manage our employees. If we are unable to effectively manage our growth, we may not realize the expected benefits of such growth, and such failure could result in lost sales opportunities, lost business, difficulties operating our assets and could therefore significantly impair our financial condition.


We may have difficulty integrating our recent acquisitions into our existing operations.

Acquisitions will involve the integration of companies that have previously operated independently from us, with focuses on different geographical areas. We may not be able to fully integrate the operations of these companies without encountering difficulties or experiencing the loss of key employees or customers of such companies. In addition, we may not realize the benefits expected from such integration.

Key personnel are critical to our business and our future success depends on our ability to retain them.

Our success depends on the contributions of our key management, environmental and engineering personnel. The loss of these employees could result in failed development projects, lost sales opportunities, lost business, difficulties operating our assets, difficulties raising additional funds and could therefore significantly impair our financial condition. Our future success depends on our ability to retain and expand our staff of qualified personnel, including chemists, physicists, environmental technicians, sales personnel and engineers. Without qualified personnel, we may incur delays in rendering our services or be unable to render certain services. We may not be successful in our efforts to attract and retain qualified personnel as their availability is limited due to the demand of the environmental technology research industry. We do not maintain key person insurance on any of our employees, officers or directors.


GreenShift Corporation controls our operations and may not make decisions that further the best interests of all stockholders.

GreenShift Corporation, by reason of its ownership of our Series B preferred stock, determines who will serve as management of GS Carbon. As a result, GreenShift Corporation may exerts a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of us and might affect the market price of our common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of GreenShift Corporation may not always coincide with our interests or the interests of other stockholders and accordingly, it could cause us to enter into transactions or agreements which we would not otherwise consider.


Our common stock qualifies as a "penny stock" under SEC rules which may make it more difficult for our stockholders to resell their shares of our common stock.

Our common stock trades on the OTC Bulletin Board. As a result, the holders of our common stock may find it more difficult to obtain accurate quotations concerning the market value of the stock. Stockholders also may experience greater difficulties in attempting to sell the stock than if it were listed on a stock exchange or quoted on the NASDAQ National Market or the NASDAQ Small-Cap Market. Because our common stock does not trade on a stock exchange or on the NASDAQ National

Market or the NASDAQ Small-Cap Market, and the market price of the common stock is less than $5.00 per share, the common stock qualifies as a "penny stock." SEC Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination on the appropriateness of investments in penny stocks for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our common stock affects the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.


                              SELLING SHAREHOLDERS

     The table below contains information regarding the individuals who are using this prospectus to offer common shares.

                                                                                                    Percentage of
                                            Shares Owned        Number of          Shares Owned     Class Held
Selling Shareholder        Position         Before Offering     Shares Offered     After Offering   After Offering
-------------------        --------         ----------------    --------------     --------------   --------------



                           OTHER AVAILABLE INFORMATION

     GS Carbon Corporation is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

     (a) GS Carbon's Annual Report on Form 10-KSB for the year ended December 31, 2005;

     (b) GS Carbon's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006;

     (c) GS Carbon's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006;

     (d) GS Carbon's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006;

     (e)  GS Carbon's Current Report on Form 8-K dated October 9, 2006;

     (f)  GS Carbon's Current Report on Form 8-K dated November 27, 2006; and

     (g)  the   description  of  GS  Carbon's  Common  Stock  contained  in  the
          Registration Statement on Form 8-A filed on December 7, 2006 (File No. 000-52356).

     GS Carbon is also incorporating by reference all documents hereafter filed by GS Carbon pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     Upon written request, GS Carbon will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any and all information that has been incorporated into this prospectus by reference. We will provide the information at no cost to the person who requests it. Any such request should be made to Kevin Kreisler, GS Carbon Corporation, One Penn Plaza, Suite 1612, New York, NY 10119.

     GS Carbon files with the Securities and Exchange Commission annual, quarterly and current reports, proxy statements and other information, which may assist you in understanding our company. In addition, we have filed a registration statement on Form S-8, including exhibits, with respect to the shares to be sold in the offering.

     You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.


                                 INDEMNIFICATION

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Our certificate of incorporation provides that members of our board of directors are protected against personal liability to the fullest extent permitted by Delaware corporate law. Delaware corporate law permits a Delaware corporation to eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty, except for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, improper payment of dividends, or transactions in which the director derived an improper personal benefit.

     Our certificate of incorporation also provides that GS Carbon will indemnify our directors and officers against liabilities arising from their service as directors and officers to the fullest extent permitted by Delaware corporate law. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                                    * * * * *

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, GS Carbon Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 19th day of December, 2006.

                               GS CARBON CORPORATION

                               By: /s/ Kevin Kreisler
                                       -------------------------
                                       Kevin Kreisler, Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities indicated on December 19, 2006.

/s/ Kevin Kreisler
    ---------------------------
    Kevin Kreisler, Director,
    Chief Executive Officer,
    Chief Financial Officer